THIS AGREEMENT made as of the 1st day of June 1995

 BETWEEN:               Stillwater Mining Company
                        a Company duly incorporated under the laws of Montana (hereinafter referred to as "Stillwater")

 AND:                   The Westaim Corporation
                        a Corporation duly  incorporated  under
                        the   laws  of   Alberta   (hereinafter
                        referred to as "Westaim )

               WHEREAS the Parties hereto wish to enter into an Agreement whereby Stillwater agrees to deliver and sell the Product as herein defined, and Westaim agrees to accept and buy the Product in accordance with the terms arid conditions herein set forth:

               NOW THEREFORE in consideration of the mutual convenants of the parties, this Agreement witnesseth that Stillwater and Westaim have agreed as follows:

1.0            DEFINITIONS

               For  the  purposes  of this  Agreement

1.1 "ACCOUNTABLE NICKEL" means 97% of the contained nickel plus cobalt.

1.2 "AGREEMENT" means this agreement and all amendments agreed to in writing by the parties.

1.3            "LOT" means three truckloads of product.

1.4 "QUOTATIONAL PERIOD" for Accountable nickel in Product deliveries in each calendar month means the month of receipt of the Product at the The Delivery Point

1.6 "REFERENCE PRICE FOR NICKEL" means the monthly average of the LME Cash Price for Nickel as quoted in Metals Week for the relevant Quotational Period less US $0.15 per pound.

1.7 DELIVERY POINT" means specific point of delivery for solution at or near Westaim's facilities in Fort Saskatchewan, Alberta, Canada.

1.8            "TONNE" means 2204.6 pounds avoirdupois


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2.0            QUANTITY

2.1 Stillwater shall sell and deliver to Westaim the entire output of Product, during the term of this Agreement from their plant, which is estimated to be initially about 90 tonnes (three truckloads) per week.

2.2 The quantity of nickel-copper sulphate solution is expected to increase in proportion to the future matte treatment plant capacity. Stillwater will evaluate the production of a dry product, such as a mixed nickel-copper sulphate, as an alternative to continued shipment of solution.

 3.0           QUALITY

 3.1 Westaim reserves the right to reject Product which does not conform to the following specifications.

                                     Typical Assay g/L        Minimum/Maximum

             Ni                           50 to 60               50/gL(min)
             Co                         0.5 to 1.0
             Cu                           35 to 40
             S                            63 to 10
             Fe                              <1.0                <2.0 g/L(max)
             Pb                              <20.0
             Mg                              <20.0
             Mn                              <20.0               <50 mg/L
             Cr                              <20.0
             Zn                              <20.0
             As                           1.0 mg/L
             Sb                     0.1 to 10 mg/L
             Se                       5 to 10 mg/L               <20 mg/L
             Te                       5 to 10 mg/L
             pH                                3.0

               Except as noted, the solution should be free of any other deleterious elements or materials.


3.2 If Stillwater produces a dry product such as a mixed nickel-copper sulphate in lieu of solution, it is expected that the elements shown on the previous page would be in similar proportions in the dry product.


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

4.0            DELIVERY

4.1           Stillwater  shall  deliver the Product to the  Delivery  Point in tank trucks of at least 30 tonnes each.

4.2 Delivery of Product to Westaim shall be made DDP (Incoterms 1991) the Delivery Point. Title to and risk of loss of Product shall pass to Westaim upon delivery of product by Stillwater at the Delivery Point.


4.3 All freight and insurance cost payable for delivery to the Delivery Point shall be borne by Stillwater.

5.0            PRODUCT WEIGHING AND SAMPLING

               Westaim  shall  weigh and sample the Product in Lots as follows:

5.1 The weight of each Lot shall be determined by Westaim at the Delivery Point in accordance with standard commercial methods, and such weight will be final for all purposes of this Agreement. Promptly after the weighing of each Lot, Westaim shall deliver to Stillwater two copies of Westaim's sworn weight certificate for each such Lot.

5.2 The sampling of each Lot delivered hereunder shall be done by Westaim at the Delivery Point according to standard commercial methods.

5.3 Stillwater may at its request and expense have its representatives present at the weighing and sampling, and sample preparation of any Lot, provided however that the time for weighing and sampling shall be decided by Westaim.


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


6.0            PRODUCT ASSAYING

6.1 Each sample prepared in accordance with this Section 6.0 shall be divided into four portions for analysis:

                   i)       One for Stillwater
                   ii)      One for Westaim
                   iii)     One for umpire
                   iv)      One to be held in reserve.

6.2 Stillwater and Westaim shall each analyze its portion for nickel plus cobalt using standard commercial methods and shall exchange its analysis with the other by cross-mailing on a mutually agreed date. If Stillwater and Westaim's analyses are within the splitting limit, the average shall be used for settlement. The splitting for nickel plus cobalt shall be 0.3 g/L.

6.3 If Stillwater and Westaim's analyses are not within the splitting limit and differences are not settled in a manner mutually acceptable to Stillwater and Westaim, the parties may from time to time appoint an umpire to analyze the umpire sample portion.

6.4 In the case of samples sent to umpire, if the umpire's analysis falls between Westaim's analysis and Stillwater's analysis, or outside by no more than the splitting limit, the arithmetic mean of the umpire's analysis and the like analysis of Westaim or Stillwater, whichever analysis shall be closer to the umpire's analysis, shall govern for settlement purposes. If the umpire's analysis falls outside Westaim's analysis and Stillwater's analysis by more than the splitting limit, the arithmetic means of Westaim's analysis and StilIwater's analysis shall govern. The cost of the umpire assay shall be borne by the party whose result is furthest from the umpire's. This cost shall be borne equally by both parties when die umpire assay is the exact mean of the exchanged assays.

               The umpires shall be:

                   Loring Laboratories
                   629 Beaver Dam Road, N.E.
                   Calgary, Alberta
                   Canada. T2K 4W2
or
                   Energy Laboratory
                   1107 South Broadway
                   Billings, Montana.
                   USA 59101
                   Tel: (406) 232 - 6325

               acting in rotation, on an exchange by exchange basis, starting with Loring Laboratories.

6.5 In the event payment for copper is made to Stillwater in respect of Section 7.2, the splitting limit for copper shall be 0.3 g/L.


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


6.6            All notification and correspondence shall be directed to:

                   Stillwater Mining Company
                   HC 54 Box 365
                   Nye, Montana
                   USA 59061
                   Attention:                   Gregg Hodges
                   Telefax:                     (406) 328-8506
                   Telephone:                   (406) 328-6400
or
                   The Westaim Corporation
                   Suite 20l, P.O. Box 106
                   9405- 50th  Street
                   Edmonton, Alberta
                   Canada  T6B 2T4              or in the case of assay exchange
                   Attention: Mark Benz         Attention:    Charlene Tamura
                   Telefax:   (403) 440-7949    Telefax:      (403) 992-7091
                   Telephone: (403)440-7918     Telephone:    (403)992-5141


7.0            PRICE AND PAYMENT TERMS

7.1 Subject to the terms of this Agreement, Westaim shall pay Stillwater for Accountable Nickel delivered in any month an amount equal to the Reference Price for Nickel for the applicable Quotational Period less US $0.84 per pound, if such Reference Price for Nickel is US $3.36 or less and if the Reference Price for Nickel is greater than US $3.36 per pound an amount equal to 75% for the Reference Price for Nickel.

7,3 Payments to Stillwater shall be made by telegraphic transfer in US currency by the end of the month following the Quotational Period.

7.3 No payment will be made for copper in the Product until such time as the US embargo on materials of Cuban origin is removed. At that time Westaim will reopen discussions with Stillwater for payment of the contained copper, subject to the terms under which Westaim is able to sell its copper sulphide by product to another party. For indicative purposes, the Accountable Copper would be 90% of contained and the payment for Accountable Copper would be at the average LME Settlement price for copper for the second month following delivery less US $0.50 per pound.


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


8.0            TERM

8.1 This Agreement shall be for a term commencing on June 1, 1995 and terminating on December 31, 1998.


9.0            FORCE MAJAURE

9.1 The term "force majeure", as employed in this Agreement, shall mean an Act of God, strike, interference of trade union, industrial dispute, lockout, act of the public enemy, war
               (whether declared or not), blockade, revolution, riot, insurrection, civil commotion, lightning, storm, flood, explosion, fire, breakdown of machinery or equipment, governmental restraint, restriction, or other action, embargoes, unavailability of highway or railway freight facilities, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the effected patty and which is of such a nature as to delay, curtail, or prevent timely action by the affected party.

9.2 If either party is rendered unable, wholly or in part by force majeure, to carry out its obligations under this Agreement, that party shall give to the other party prompt written notice of the force majeure, with reasonable full particulars thereof, whereupon the obligations of the party declaring the force majeure shall be suspended during, but no longer than, the continuance of the force majeure. The declaring party shall use all reasonable diligence to remedy the force majeure as quickly as practicable.

9.3 No right of a party shall be affected for failure or delay of the party declaring to meet the conditions of this Agreement, which failure is caused by one of the events of the force majeure herein referred to.

9.4 The requirement that any force majeure shall be remedied with all reasonable diligence shall not require the settlement of strikes, lockouts, or other labour difficulty by the affected party on terms not acceptable to it. How all such difficulties shall be handled is entirely within the discretion of the affected party.

9.5 This clause shall provide relief only as long as the condition of Force Majeure shall continue, except that it shall not relieve Westaim from its obligation to pay Stillwater for Product delivered prior to the commencement of the Force majeure.


10.0           GOVERNING LAW

10.1 The provisions of this Agreement and the conduct of the parties in the performance of this Agreement shall be exclusively governed by and construed in accordance with the laws in force in the Province of Ontario, including all applicable federal laws of Canada.

10.2 Any provisions of this Agreement that are contrary to, rendered unenforceable by, the governing law shall be deemed to be modified to the extent required to comply with such law or, if necessary deleted without affecting the validity of the remaining provisions of this Agreement


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


11.0           WAIVER

               No waiver of any breach under this Agreement, or of any available remedy, shall be effective unless stated In writing and signed by the party granting such waiver. Unless otherwise expressly provided, the extent of any waiver granted shall be restricted w the specific circumstances concerned and shall not extend to Any other occurrence of such circumstances nor to any other circumstances

12.0           ENTIRE AGREEMENT

               This Agreement if the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement. Variation of amendments hereto must be specifically agreed upon in writing by both parties and no variation or amendments shall be affected by the acknowledgment or acceptance of purchase or shipping orders containing provisions contradictory or supplementary to the provisions hereof

13.0           NOTICES

               All notices shall be given in writing by fax, telex, or other electronic communication confirmed by registered air mail of the same date. Notices shall be directed to:

                   Stillwater Mining Company
                   Processing Department
                   P.O. Box 1330
                   Columbus, Montana
                   USA 59019
                   Attention:             Gregg Hodges
                   Telefax:                           (406) 322-9985
                   Telephone:    (406) 322-9702

               and notices to Westaim shall be directed to:

                   The Western Corporation
                   Suite 201, P.O. Box 106
                   9405 50th Street
                   Edmonton, Alberta T6B 2T4
                   Attention:             Mark Benz
                   Telephone:             (403)440-7918
                   Tele fax:              (403)440-7949



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


          Any such notice shall be deemed to have been given on the date of sending (if transmitted during normal business hours and, if not, on the following business day) of such fax, telex, or other form of electronic communication.


          IN WITNESS WHEREOF the parties hereto have executed this Agreement.




THE WESTAIM CORPORATION


By:_____________________________


Title:__________________________

STILLWATER MINING COMPANY




Title:___________________________


     This Agreement has been duly executed on the 14th day of October 1996.


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